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                                                                     EXHIBIT 2.2



                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                                         )        Chapter 11
                                               )
DAILEY INTERNATIONAL INC.;                     )
DAILEY ENERGY SERVICES, INC.;                  )
DAILEY INTERNATIONAL SALES CORP.;              )
COLOMBIA PETROLEUM SERVICES CORP.;             )
INTERNATIONAL PETROLEUM                        )        Case No. 99-1233 (PJW)
SERVICES, INC.; DAILEY ENVIRONMENTAL           )
REMEDIATION TECHNOLOGIES, INC.;                )
DAILEY WORLDWIDE SERVICES CORP.;               )
AIR DRILLING INTERNATIONAL, INC.; and          )
AIR DRILLING SERVICES, INC.,                   )
                                               )
         Debtors.                              )        Jointly Administered


                   ORDER AND JUDGMENT CONFIRMING THE DEBTORS'
                   SECOND AMENDED JOINT PLAN OF REORGANIZATION
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
                           AND GRANTING RELATED RELIEF

         On August 19, 1999, a hearing was held concerning confirmation (the "Confirmation Hearing") of the Debtors' Second Amended Joint Plan of Reorganization dated July 12, 1999 (the "Plan"), that was filed by Dailey Energy Services, Inc. ("DES"); Dailey International Sales Corp. ("DIS"); Colombia Petroleum Services Corp. ("CPS"); International Petroleum Services, Inc. ("IPS"); Dailey Environmental Remediation Technologies, Inc. ("DERT"); Dailey Worldwide Services Corp. ("DWS"); Air Drilling International, Inc. ("ADI"); Air Drilling Services, Inc. ("ADS") (collectively, the "Debtor Subsidiaries"); and Dailey International Inc. ("Dailey International" and, together with the Debtor Subsidiaries, the "Debtors") as debtors and debtors-in-possession. On the basis of (i) the record of this Reorganization Case, including the evidence presented at the Confirmation Hearing, (ii) the Findings of Fact and Conclusions of Law entered contemporaneously herewith (whose definitions and the definitions contained in the Plan are incorporated herein by reference) and which are incorporated herein by reference, (iii) the Court's oral Findings of Fact and Conclusions of Law on the record at the hearing on Confirmation of the

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 1

Plan, which also are incorporated herein by reference, and (iv) any timely filed objections (the "Objections") to confirmation of the Plan; the Court, after due deliberation, ORDERS, ADJUDGES AND DECREES THAT:

         1. This Order shall be effective according to its terms upon entry. References herein to the Debtors shall be deemed to refer to the Debtors in this Reorganization Case to the extent the context of such reference applies to a time period on or prior to the Effective Date and shall be deemed to refer to the Reorganized Debtors to the extent the context of such reference applies to a time period on or after the Effective Date.

         2. The Plan(1) complies with all applicable provisions of the Bankruptcy Code and applicable Bankruptcy Rules relating to confirmation, including those provisions contained in Section 1129(b) pertaining to "cram down." The Plan and all provisions thereof, including the terms of the Acquisition Agreement, which are deemed incorporated into the Plan, are hereby approved and confirmed in all respects.

         3. The record of the Confirmation Hearing is closed.

         4. Four Objections were timely filed to Confirmation of the Plan.

                  a. For the reasons set forth in the Court's Findings of Fact and Conclusions of Law, the Objection of the Texas Taxing Authority is overruled.

                  b. The objections of the IRS have been resolved and its Objection has been withdrawn.

                  c. The objection of the EPA has been withdrawn.

                  d. The objection of Manscop has been withdrawn.

------------------

         (1) All capitalized terms used herein shall have the meaning ascribed to them in the Plan, Disclosure Statement, Acquisition Agreement and the Court's Findings of Fact and Conclusions of Law entered simultaneously herewith.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 2

         5. Pending the occurrence of the Effective Date, the Debtors shall be subject to all of the provisions of the Bankruptcy Code, except as specifically provided in the Plan, the Acquisition Agreement or this Order. Without limiting the generality of the foregoing, pending the occurrence of the Effective Date:

                  a. The Debtors are authorized to operate and manage their businesses and assets in compliance with the terms and provisions of the Plan, the Acquisition Agreement, and in accordance with the Bankruptcy Code.

                  b. All property to be transferred or otherwise dealt with in the Plan shall remain property of the Debtors' bankruptcy estates, and such bankruptcy estates shall continue until the occurrence of the Effective Date.

                  c. Unless otherwise ordered by the Court, all injunctions or stays provided for in the Reorganization Case pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall continue in effect until the Effective Date, provided however, that this provision shall not affect prior orders of this Court, if any, granting relief from the stay.

                  d. Notwithstanding Confirmation of the Plan, this Court retains jurisdiction as is provided in Article 14 of the Plan.

         6. In accordance with Section 1142 of the Bankruptcy Code, the Debtors, Weatherford and any and all other parties-in-interest herein are authorized and directed, without the necessity of any further corporate action or other approval, to immediately take any action necessary or appropriate to implement, effectuate and consummate the Plan and any transactions contemplated thereby or by this Order in accordance with their respective terms, including, without limitation, effectuating the transactions contemplated by the Acquisition Agreement, the Technology Agreement, the Lawrence Leases, as modified by the Lawrence/Dailey Lease Modification Agreement, and any other document, certificate, agreement or instrument and the transfer of any security.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 3

         7. Upon entry of this Order (and prior to the Effective Date), the Debtors are authorized and directed to file, in accordance with applicable state law, with the Secretary of State of the State of Delaware, or with any other governmental agency, board, bureau or office within or without the State of Delaware, the Amended Certificate of Incorporation in the form attached to the Plan as Exhibit 2 and, if necessary, Amended Bylaws, and as appropriate, any other document, to the extent necessary or appropriate to ensure that the Amended Certificate of Incorporation of Reorganized Dailey International is effective as of the Effective Date. The Secretary of State of the State of Delaware (and any other federal and state governmental entity) is authorized to accept for filing and to file the Amended Certificate of Incorporation and, if necessary, the Amended Bylaws and any other instruments necessary. The Amended Certificate of Incorporation shall prohibit the issuance of non-voting equity securities.

         8. Any of the Chief Executive Officer, the President, any Vice President and the Secretary of the Debtors is authorized and designated, upon the entry of this Order, to execute, on behalf of the Debtors, any agreements, the Amended Bylaws, the Amended Certificate of Incorporation, any related documents and any other certificates, instruments or documents that such officer deems necessary or advisable in order to consummate and effectuate the Plan and the transactions contemplated thereby as of the time they are to become effective. No further approval of the Board of Directors or shareholders of the Debtors shall be required with respect to the implementation and consummation of the Plan or the transactions contemplated by the Plan and the Acquisition Agreement.

         9. The Debtors are authorized, directed and instructed to take all steps necessary to implement the terms of the Plan and the Acquisition Agreement in accordance with the terms thereof both prior to and as of the Effective Date. On the Effective Date, the following transactions are approved and ratified and are directed to occur:

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 4

                  a. The Debtors will consummate the transactions set forth in the Acquisition Agreement which will result in Weatherford's owning all of the Common Stock of Reorganized Dailey International.

                  b. All Old Securities shall be terminated and canceled, and the indentures or statements of resolution governing such Old Securities shall be rendered void. Notwithstanding the foregoing, such termination will not impair the rights and duties under the Indenture between the Indenture Trustee and the beneficiaries of the trust created thereby including, but not limited to, the rights of the Indenture Trustee to receive payment of its fees and expenses from Reorganized Dailey International. The obligations of Dailey International to pay the fees and expenses of the Indenture Trustee and to indemnify the Indenture Trustee are hereby assumed in their entirety.

                  c. Reorganized Dailey International shall issue 1,000 shares of Reorganized Dailey International Class A Common Stock to Weatherford. The sale of the Dailey International Common Stock to Weatherford is free and clear of all liens, claims, interests, rights of others and encumbrances of any kind.

                  d. The distribution of the Weatherford Common Stock to holders of Allowed Claims and Interests pursuant to the Plan and the Amended Certificate of Incorporation shall be (i) exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to Section 1145(a)(1) of the Bankruptcy Code and (ii) freely tradeable by most recipients who are not underwriters or, if not, subject to shelf resale registration rights. The issuance of the Dailey International Common Stock to Weatherford pursuant to the Plan and the Amended Certificate of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to Section 4(2) of the 1933 Act and similar exemptions to registration under applicable state securities laws. Any resale may be subject to registration or other exemptions.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 5

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                  e. The officers and boards of directors of the Debtors shall be deemed removed from office on the Effective Date, and the Reorganized Debtors shall, on the Effective Date, install new officers and directors. The post-Effective Date operation of the Reorganized Debtors in accordance with the provisions of the Plan shall become the general responsibility of Weatherford and the Reorganized Debtors.

                  f. As a condition to receiving the Weatherford - Senior Note Holder Consideration distributable under the Plan, the holders of Senior Notes shall surrender their Senior Notes to the Indenture Trustee. Weatherford shall be deemed to have surrendered its Senior Notes as a capital contribution to Dailey International. Any holder of a Senior Note which has not surrendered or been deemed to have surrendered its Senior Notes within two years after the Effective Date shall have its Claim as a holder of Senior Notes disallowed, shall receive no distribution on account of its Claim as a holder of Senior Notes, and shall be forever barred from asserting any Claim on account of its Senior Notes. Any Weatherford Senior Note Holder Consideration issued and held for distribution on account of such disallowed claims of holders of Senior Notes shall be returned to Weatherford. As of the Effective Date, all Senior Notes shall represent only the right to participate in the distributions provided in the Plan on account of such Senior Notes.

                  g. As a condition to receiving the Weatherford - Old DII Equity Consideration distributable under the Plan, the holders of Old Common Stock shall surrender their Old Common Stock to the Disbursing Agent. Any holder of Old Common Stock that has not surrendered or been deemed to have surrendered its Old Common Stock within two years after the Effective Date shall have its Interest as a holder of Old Common Stock disallowed, shall receive no distribution on account of its Interest as a holder of Old Common Stock, and shall be forever barred from asserting any Claim or Interest on account of its Old Common Stock. Any Weatherford - Old DII Equity Consideration issued and held for


ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 6
distribution on account of such disallowed Interests of holders of Old Common Stock shall be returned to Weatherford. As of the Effective Date, all Old Common Stock shall represent only the right to participate in the distributions provided in the Plan on account of such Old Common Stock.

                  h. The instruments evidencing the Interests of holders of Interests in Class 7 shall be deemed surrendered and canceled. All rights of such holders attributable to their Class 7 Interests shall be forever terminated and extinguished as of the Effective Date.

                  i. The transfer of the Reorganized Dailey International Common Stock to Weatherford is exempt from any tax to the fullest extent permitted by
Section 1146 of the Bankruptcy Code.

         10. The Official Committee of Unsecured Creditors (the "Creditors' Committee") shall cease to exist on the Effective Date.

         11. The Indenture Trustee for the Senior Notes shall be discharged on the earlier of (i) the distribution of all Senior Note Holder Consideration or
(ii) two years from the Effective Date. The Indenture Trustee shall be entitled to compensation and reimbursement of expenses incurred (including the fees and expenses of counsel) following the Effective Date from the Reorganized Debtors.

         12. The Disbursing Agent Agreement is approved and will remain in effect for the term set forth therein. The Disbursing Agent will be compensated in accordance with the terms of the Disbursing Agent Agreement.

         13. The proposed officers and directors for the Reorganized Debtors presented at the Confirmation Hearing are hereby approved.

         14. The treatment provided for Classes and Claims set forth in Articles 3 and 4 of the Plan and the distribution procedures set forth in Articles 6 and 7 of the Plan comply with the applicable provisions of the Bankruptcy Code and Rules, and are hereby approved as reasonable and appropriate.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 7

         15. Except as otherwise provided in the Plan or this Order, all distributions of Cash and other property shall be made by the Debtors, Weatherford, the Indenture Trustee or the Disbursing Agent, as applicable, on the later of the Effective Date, the date on which such Claim or Interest is Allowed, or as soon thereafter as practicable. No payments or other distributions of property shall be made on account of any Claim or Interest or portion thereof unless and until such Claim or portion thereof is Allowed.

         16. The Disbursing Agent shall distribute all of the Weatherford Common Stock to be distributed under the Plan to the holders of Interests in Classes 5. The initial distribution of Weatherford Common Stock on account of Allowed Interests shall be on the Effective Date or as soon thereafter as practicable.

         17. The Indenture Trustee shall, if it has not already done so, certify to the Debtors, Weatherford or its agent, a list of the registered holders of the Senior Notes designating the name, address, taxpayer identification number (if known), certificate number, and the amount of unpaid principal and accrued interest owed to each holder on their respective Senior Notes. Notwithstanding the existence of proofs of claim that may have been filed in this Reorganization Case by alleged holders of Senior Notes, or information in the Debtors' Schedules of Liabilities listing record holders of Senior Notes on the Petition Date, the Indenture Trustee shall distribute all Weatherford Common Stock or other property to be distributed pursuant to the Plan to the record holders of Senior Notes as of the Ballot Record Date, unless, prior to the distribution date, the holder or transferee of any such Claim furnishes the Indenture Trustee, or its agent, with sufficient evidence (in the Indenture Trustee's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Indenture Trustee shall distribute, or cause to be distributed, all the applicable pro rata distribution of Weatherford Common Stock or such other property to the transferee of such Claim as of the distribution date, pursuant to Bankruptcy Rule 3021. The Debtors are authorized to give notice to all banks, brokers, depositories, trustees, and other similar financial


ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 8
intermediaries and "street name" holders of the record date for distributions to creditors and equity holders.

         18. The Reorganized Debtors shall pay all reasonable fees and expenses of the Indenture Trustee in effectuating the terms of the Plan when such fees and expenses come due without further order of the Bankruptcy Court.

         19. The transfers of assets by the Debtors, the Reorganized Debtors, Weatherford, the Indenture Trustee and the Disbursing Agent which are contemplated by the Plan and this Order will be legal, valid, binding and effective transfers of property and will, to the fullest extent permitted by the Bankruptcy Code, vest in the transferee good title to such property, free and clear of all liens, claims and encumbrances, except as otherwise provided in the Plan or this Order.

         20. In accordance with Section 1141 of the Bankruptcy Code, the Plan and each of its provisions shall be binding upon the Debtors, Weatherford and each Person or entity acquiring or receiving property under the Plan, each lessor or lessee of property to or from the Debtors, each holder of a Claim against or Interest in the Debtors, whether or not the Claim or Interest of such creditor or Interest holder is impaired under the Plan and whether or not such creditor or Interest holder has filed, or is deemed to have filed, a proof of Claim or Interest, or has accepted or rejected the Plan, and each party to this Reorganization Case, and irrespective of whether such provision of the Plan is specifically mentioned or otherwise referred to in this Order.

         21. The automatic stay under Section 362 of the Bankruptcy Code is terminated to the extent necessary to permit Weatherford to enforce the terms of the Acquisition Agreement.

         22. In accordance with Section 1141 of the Bankruptcy Code and except as provided in the Plan, any property transferred or otherwise dealt with in the Plan shall be free and clear of all Claims against and Interests in the Debtors, and all such property remaining in the Debtors' estate shall, on the Effective Date, vest in the Reorganized Debtors (except as otherwise provided in the Plan). An exception

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                   PAGE 9
to the foregoing is set forth in Sections 3.1 and 3.2 of the Plan, which provide that to the extent that the holder of a Tax Claim holds a lien to secure its Claim under applicable state law, on the Effective Date the lien shall remain in place and be unaffected by Confirmation of the Plan

         23. The rights afforded in this Plan, including the issuance by Weatherford of Weatherford Common Stock to the holders of certain Claims and Interests, and the treatment of all Claims and Interests herein, shall be in exchange for and in reliance on the complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Reorganized Debtors or any of their assets or properties. Except as otherwise provided in the Plan or this Confirmation Order: (i) on the Effective Date, the Debtors and the Reorganized Debtors, shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of Claim or proof of Interest based on such debt or Interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors or the Reorganized Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against any of the Debtors or the Reorganized Debtors at any time obtained to the extent that it relates to a discharged Claim.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 10

         24. In accordance with Section 524 of the Bankruptcy Code, this Order:

                    a. voids any judgment at any time obtained, to the extent that such judgment is a determination of the personal liability of any of the Debtors with respect to any debt or Claim discharged hereby; and

                    b. operates as a permanent injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt or Claim discharged hereby as a personal liability of any of the Debtors.

         25. Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date, all persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors, their successors or assignees, or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors, their successors or assignees, or their respective properties; (iii) creating, perfecting, asserting or enforcing any lien, claim or encumbrance against the Debtors, the Reorganized Debtors, their successors or assignees, or their respective assets and properties; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtors, the Reorganized Debtors, their successors or assignees, or their respective properties; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator. In order to effectuate the terms and provisions of the Plan and the Acquisition Agreement, this Order operates as a permanent injunction against all creditors and Interest holders of the Debtors from asserting any lien, claim, interest or

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 11
encumbrance that any of them has or had against the Reorganized Dailey International Common Stock except as otherwise provided in the Plan.

         26. Nothing in this Order or the Plan shall be construed as releasing or relieving any entity from any liability asserted by or on behalf of the United States Environmental Protection Agency against the entity as the owner or operator of property that the entity owns or operates after the date of this Order. Nothing in this Order or the Plan shall discharge or release any liability asserted by or on behalf of the United States Environmental Protection Agency for a claim that arises after the date of confirmation of the Plan. Nothing in this Order or the Plan shall discharge or release any liability asserted by or on behalf of the United States Environmental Protection Agency for an obligation or equitable remedy that is not a claim under 11 U.S.C.
Section 101(5).

         27. Weatherford and its post-closing affiliates, representatives, employees and agents are hereby released from any claims related to or arising in this Reorganization Case through the Effective Date other than claims arising under the Acquisition Agreement and the Technology Agreement.

         28. To the extent provided in Section 12.4 of the Plan, on the Effective Date, none of the Debtors, Reorganized Debtors, Weatherford, the Creditors' Committee and its members, the Indenture Trustee, or the Senior Note Holders who entered into the Voting Agreement with the Debtors, nor any of their respective officers, directors, employees, members or agents, or any professional Persons employed by any of them (collectively the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to negotiating, formulating, implementing, confirming or consummating the Plan, the Disclosure Statement, the Acquisition Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan. The Exculpated Persons shall have no liability to any holder of Claims or Interests for actions taken under the Plan, in connection therewith or with respect thereto in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 12
waive any condition or conditions, precedent to the occurrence of the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim or Interest, or party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court, and in all respects such Persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained herein shall release any Exculpated Persons from their respective obligations under the Acquisition Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan.

         29. This Order operates as a permanent injunction against the commencement or continuation of, and Weatherford and its post-Closing subsidiaries, representatives, employees, and agents shall be permanently released and discharged from, any action or proceeding at law or in equity (including without limitation any action or proceeding seeking indemnification or contribution) relating to any claims related to or arising in the Reorganization Case through the Effective Date, other than claims arising under the Acquisition Agreement and the Technology Agreement.

         30. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan, the Acquisition Agreement and all related documents, and all other agreements and documents executed and delivered pursuant to the Plan shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         31. Reorganized Dailey International shall have the right, to the full extent permitted by Section 1142 of the Bankruptcy Code, to apply to this Court for an order, notwithstanding any otherwise applicable nonbankruptcy law, directing any appropriate entity to execute and deliver an instrument or perform any other act necessary to implement the Plan or the provisions of this Order.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 13

         32. On or after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         33. The distribution of the Weatherford Common Stock to holders of Allowed Claims and Interests pursuant to the Plan and the Amended Certificate of Incorporation shall be (i) exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to Section 1145(a)(1) of the Bankruptcy Code and (ii) freely tradeable by most recipients who are not underwriters or, if not, subject to shelf resale registration rights. Such exemption is based on the fact that Weatherford is a successor to the Debtors whose common stock will be issued to holders of Claims against and Interests in the Debtors in exchange for such Claims and Interests.

         34. The issuance of the Dailey International Common Stock to Weatherford pursuant to the Plan and the Amended Certificate of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to Section 4(2) of the Securities Act of 1933 and similar exemptions to registration under applicable state securities laws. This exemption is applicable because Weatherford is a sophisticated and knowledgeable investor and is acquiring the stock of Dailey International for investment rather than distribution purposes, subject to its right to seek registration in the event it subsequently intends to sell such stock. Any resale may be subject to registration or other exemptions.

         35. Pursuant the Plan, the Effective Date shall occur on the Closing Date. The Reorganized Debtors and Weatherford are authorized to proceed to effectuate the transactions as of the Effective Date.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 14

         36. "Substantial consummation" of the Plan as defined in Section 1101(2) of the Bankruptcy Code, shall be deemed to occur upon the Effective Date and the consummation of the transactions required to occur on such date in accordance with the Plan and the Acquisition Agreement.

         37. On and after the Effective Date, except as provided in the Plan and the Acquisition Agreement, the Reorganized Debtors may use, operate and deal with their assets, and may conduct their businesses in the ordinary course, without any supervision by the Bankruptcy Court or the Office of the United States Trustee, and free of any restrictions imposed on the Debtors by the Bankruptcy Code or by the Court during this Reorganization Case.

         38. Pursuant to Bankruptcy Rule 3020(c), the Debtors shall (a) within five (5) business days after the entry of this Order serve notice of the entry of this Order as provided in Bankruptcy Rule 2002(f) to be sent by first class mail, postage prepaid, except to such parties who may be served by hand or facsimile or overnight courier, which service is hereby authorized, and (b) cause such notice to be published as soon as practicable in The Wall Street Journal, national edition and such other publications as the Debtors may designate.

         39. The Acquisition Agreement, Technology Agreement and all other agreements contemplated by the Acquisition Agreement are hereby approved. In accordance with the Plan and the Acquisition Agreement, the Debtors are authorized to assume all pre-petition executory contracts and unexpired leases to which the Debtors are a party (including the Acquisition Agreement, the Technology Agreement and the Lawrence Leases, as modified by the Lawrence/Dailey Lease Modification Agreement), except for any executory contract or unexpired lease that (a) has been previously assumed or rejected pursuant to a Final Order, (b) is the subject of a pending contested motion for authority to assume the contract or lease filed by the Debtors prior to the Confirmation Date, (c) is identified on the Plan Supplement, or (d) is a pre-petition employment contract with any of Messrs. Lawrence, Kite, Sutton, Beard, Avery, Lyons, Torres, or Goolsbay (the "Employment Contracts"), each of which is

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 15
deemed rejected on the Effective Date. The Plan Supplement, which was to be filed ten days prior to confirmation and was to contain a list of all executory contracts or unexpired leases that the Debtors intended to reject pursuant to the Plan (together with the Employment Contracts, the "Rejected Contracts"), was timely filed on August 9, 1999 and indicated that no additional executory contracts or leases would be rejected, except as expressly set forth in the Plan. The Debtors had previously filed a Motion to Reject the Employment Contract of Jean Buytaert (the "Buytaert Contract"), which order has not yet been entered. The Buytaert Contract shall be rejected upon Confirmation of the Plan and the settlement set forth in the Motion to Reject is approved. Each assumed executory contract or assumed unexpired lease (together, the "Assumed Contracts") shall, pursuant to the Plan, be assumed without further order of the Court upon Confirmation of the Plan. Each Rejected Contract shall, pursuant to the Plan, be rejected without further order of the Court upon Confirmation of the Plan. The Debtors' assumption of the Assumed Contracts in the context of the Plan taken as a whole, reflects the Debtors' sound business judgment and is reasonable and in the best interests of the estate. To the extent any default exists under any Assumed Contract, the Plan provides either that such default will be cured as of the Effective Date or as agreed between the parties, or adequate assurance that such default will be cured promptly. The Plan further provides adequate assurance of future performance of any Assumed Contract and compensates any party to an Assumed Contract for any pecuniary losses incurred as a result of any breach.

         40. The assumption of the Technology Agreement is approved. The patents and certain intellectual property that protect the drilling jar technology used in several of Dailey International's products were acquired and/or licensed from Robert W. Evans, an inventor and former employee of Dailey International. The consideration paid by Dailey International for those rights consisted of a royalty based on the sales of products employing the patents. Dailey International, Weatherford and

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REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
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Mr. Evans entered into the Technology Agreement on May 18, 1999, pursuant to which Dailey International and Evans agreed to assign all of their respective rights in the Intellectual Property, as defined in the Technology Agreement, to Weatherford. A copy of the Technology Agreement is attached to the Disclosure Statement as Exhibit I. In consideration for those assignments, Weatherford will pay to Mr. Evans an annual payment of $1 million through 2009, as provided in the Technology Agreement. The technology owned by Dailey International will be transferred to Weatherford as part of the Plan. The Technology Agreement will be assumed by the Debtors on the Effective Date and to the extent any defaults exist thereunder, such defaults will be cured. All royalty payments will be paid by the Reorganized Debtors or Weatherford as an Administrative Claim in the ordinary course of business when due and owing. To the extent any prepetition royalty payments become due and owing post-Confirmation, such payments will be paid as an Administrative Claim either on the Effective Date or in the ordinary course when such payments become due. In accordance with the terms of the Technology Agreement, the consulting services agreement with Mr. Evans shall be terminated on the Effective Date without further obligation. The Technology Agreement provides for a bifurcation of responsibility for royalties earned before and after May 18, 1999 (the date of the Technology Agreement). With regard to royalties earned before May 18, 1999 but not due and owing until late September 1999, these pre-petition royalties shall be paid on the earlier of the Effective Date or September 30, 1999 by Dailey International. The Debtors are current on the payment of all obligations under these prior agreements at this time and will continue to make any payments due thereunder in the ordinary course of business. If any such payments remain unpaid on the Effective Date, such payments will be paid on the Effective Date as an Administrative Claim without the need for Mr. Evans or Evans Engineering & Manufacturing to file a written claim therefor.

         41. The rejection of the Employment Contracts constitutes a breach of such contracts as of a time immediately prior to the Petition Date, and therefore, constitutes a termination of employment without cause. To the extent such termination causes the contractual restricted stock grants to certain employees,

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
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

these being William Sutton and Warren Avery, to immediately and fully vest, then for purposes of the distribution of Weatherford Common Stock under the Plan to holders of Dailey International Common Stock, Mr. Sutton and Mr. Avery will be deemed to have been fully vested in such restricted Dailey International Common Stock immediately prior to the Petition Date, and such Dailey International Common Stock will be included in the calculation of Weatherford Common Stock to be distributed to Class 5. All Dailey International stock options and other grants will be canceled, and no person will receive any distribution under the Plan on account of any stock options or other grants.

         42. Notwithstanding any provision to the contrary contained in the Plan, nothing in the Plan shall release officers and directors of the Debtors from any Claims of the United States arising under 26 U.S.C. Section 6672, and nothing in the Plan shall be deemed to discharge the Claims of any officers and directors to seek indemnification from the Reorganized Debtors on account of such Claims. Any of the rights and claims of the United States to setoff under
Section 553 of the Bankruptcy Code are hereby preserved.

         43. Except as otherwise provided in the Plan or in this Order, requests for payment of Administrative Claims must be filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims that are required to file a request for payment of such Claims and that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors, any of their successors or assignees, or any of their respective properties.

         44. All Professionals requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Reorganization Case) shall file and serve on the Reorganized Debtors, the Creditors' Committee and the United States Trustee for the District of Delaware

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
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an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to timely-filed applications of Professionals for compensation or reimbursement of expenses must be filed and served on the Debtors and the Professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. Any professional fees and reimbursements for expenses incurred by the Reorganized Debtors or the Creditors' Committee (or any successor thereto) subsequent to the Effective Date may be paid by the Reorganized Debtors without application to the Bankruptcy Court.

         45. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' respective businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to file any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Reorganized Debtors in the ordinary course of their respective businesses and according to the ordinary and customary business terms and conditions of the particular transaction giving rise to such Administrative Claim without the need for any further action by the holders of such Claims.


         46. Holders of Claims under employment contracts approved by the Court or assumed in the Plan shall not be required to file any request for payment of such Claims and such Claims shall be paid in accordance with the terms of such contract.

         47. Except as set forth in Section 8.4 of the Plan, each current employee, officer, or director of a Debtor will have an Allowed Administrative Claim for amounts owed to such employee, officer, or director under such Debtor's employee, officer, or director policies and/or under an employment contract other than a Change in Control Contract, to the extent that such amounts become due after the Petition Date and are unpaid as of the Effective Date; the obligation for payment of such Claims will be assumed by the Reorganized Debtors and paid in full in Cash on the Effective Date from available Cash of the Reorganized Debtors. Employees, officers, and directors shall not be required to file any request for

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
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

payment of Claims for accrued and unused paid vacation and sick leave or for Severance Claims, all of which will be assumed by the Reorganized Debtors. Severance Claims shall be paid in Cash in full by the Reorganized Debtors on the later of (a) the Effective Date or (b) the date of termination of the affected employee, officer or director.

         48. All requests for payment of Administrative Claims by a governmental unit and all Tax Claims (including interest and/or penalties relating to such Tax Claim) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Post-Petition Tax Claims") and for which no bar date has otherwise been previously established, must be filed on or before the later of (a) 45 days following the Effective Date; or (b) subject to Section 505(b) of the Bankruptcy Code, 60 days following the filing with the applicable governmental unit of the tax return for such taxes. Notwithstanding the foregoing, the United States shall have 180 days after the filing of a tax return to file a request for payment of an Administrative Claim with respect to such taxes. Any holder of any Post-Petition Tax Claim that is required to file a request for payment of such taxes, penalties, or interest and does not file such a request by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against any of the Debtors, the Reorganized Debtors, any of their successors or assignees, or their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the holder of a Tax Claim holds a lien to secure its Claim under applicable state law, such lien shall remain in place and be unaffected by Confirmation of the Plan. In the event the Reorganized Debtors opt to pay a Tax Claim over six years, interest will be paid on such Claim at the statutory rate applicable to such Tax Claim.

         49. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, on and after the Effective Date, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 20


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claims, rights and causes of action that the Debtors or the Estates may hold against any entity, including, without limitation, any claims, rights or causes of action arising under Sections 544 through 551 or other sections of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory. The Reorganized Debtors or any successor to or designee of either of them may pursue those rights of action, as appropriate, in accordance with what is in the best interests of the Reorganized Debtors or successors holding such rights of action.

         50. After the Effective Date, the Reorganized Debtors shall retain the right to object to any Claim or Interest on any basis permitted by law and the Bankrutpcy Code, including 11 U.S.C. Section 502(d), and nothing herein shall be deemed to constitute a determination that any Claim or Interest is an Allowed Claim or Allowed Interest, except as expressly set forth in the Plan.

         51. Subject to Article 13 of the Plan, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Acquisition Agreement, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

         52. Notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain such jurisdiction over the Reorganization Case after the Effective Date as is set forth in Article 14 of the Plan. Furthermore, this Court shall specifically retain jurisdiction to implement and enforce the Acquisition Agreement and Weatherford's (or its subsidiaries') peaceful use and enjoyment of the Reorganized Debtors' assets and the Dailey International Common Stock after the Effective Date free and clear of all liens, claims, and encumbrances to the fullest extent permitted under the Bankruptcy Code and under the terms of the Plan and this Order.

ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 21


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         53. Nothing in the Plan, including Section 12.6 of the Plan, shall constitute a discharge or release of non-debtor affiliates.

         54. This is a final order immediately subject to appeal.


             SIGNED this 19th day of August, 1999.



                                  /s/ PETER J. WALSH
                                  ---------------------------------------------
                                  HONORABLE PETER J. WALSH
                                  UNITED STATES BANKRUPTCY JUDGE













ORDER AND JUDGMENT CONFIRMING THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND
GRANTING RELATED RELIEF                                                  PAGE 22